UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Intra-Cellular Therapies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3960 Broadway

New York, New York 10032

May 23, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 annual meeting of stockholders of Intra-Cellular Therapies, Inc. to be held at 2:00 p.m. local time on Monday, June 30, 2014, at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016.

Details regarding the meeting, the business to be conducted at the meeting, and information about Intra-Cellular Therapies, Inc. that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, two persons will be elected to our board of directors. In addition, we will ask stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014. The board of directors recommends the approval of each of the proposals. Such other business will be transacted as may properly come before the annual meeting.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Intra-Cellular Therapies, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Sharon Mates, Ph.D.

Chairman, President and Chief Executive Officer

3960 Broadway

New York, New York 10032

May 23, 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME:	2:00 PM local time

DATE:	Monday, June 30, 2014

PLACE:	Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016

PURPOSES:

1.	To elect two directors to serve three-year terms expiring in 2017;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

3.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Intra-Cellular Therapies, Inc. common stock at the close of business on May 14, 2014. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 3960 Broadway, New York, New York 10032.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lawrence J. Hineline
Vice President of Finance, Chief Financial Officer and Secretary

i

INTRA-CELLULAR THERAPIES, INC.

3960 Broadway

New York, NY 10032

PROXY STATEMENT FOR INTRA-CELLULAR THERAPIES, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2014

This proxy statement, along with the accompanying notice of 2014 annual meeting of stockholders, contains information about the 2014 annual meeting of stockholders of Intra-Cellular Therapies, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 2:00 p.m., local time, on Monday, June 30, 2014, at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016.

In this proxy statement, we refer to Intra-Cellular Therapies, Inc. as “ITI,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our board of directors for use at the annual meeting.

On or about May 23, 2014, we began sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the annual meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2013 Annual Report on Form 10-K, which includes our financial statements for the fiscal years ended December 31, 2013 and 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 30, 2014

This proxy statement and our 2013 Annual Report on Form 10-K are available for viewing, printing and downloading at www.envisionreports.com/ITCI if you are a holder of record (or www.edocumentview.com/ITCI if you hold your shares in street name). To view these materials please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2013 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors Relations” section of our website at http://www.intracellulartherapies.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Intra-Cellular Therapies, Inc., Attn: Investor Relations, 3960 Broadway, New York, NY 10032. Exhibits will be provided upon written request and payment of an appropriate processing fee.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including some of the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2018; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv)  the date on which we are deemed to be a large accelerated filer under SEC rules.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

Our board of directors is soliciting your proxy to vote at the 2014 annual meeting of stockholders to be held at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016, on Monday, June 30, 2014, at 2:00 p.m. local time and any adjournments or postponements of the meeting, which we refer to as the annual meeting. The proxy statement, along with the accompanying Notice of Annual Meeting of Stockholders, summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended 2013 because you owned shares of our common stock on the record date. We intend to commence distribution of the proxy materials to stockholders on or about May 23, 2014.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on May 14, 2014 are entitled to vote at the annual meeting. On this record date, there were 29,227,745 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director and whether your shares should be voted for, against or abstain with respect to the other proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of directors’ recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the board of directors’ recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 29, 2014.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying our Corporate Secretary, Lawrence J. Hineline, in writing before the annual meeting that you have revoked your proxy; or

•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares to be voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it deemed appropriate. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on this proposal on your behalf.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014, our Audit Committee of our board of directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 2:00 p.m. local time on Monday, June 30, 2014, at Apella™, 450 East 29th Street, 2nd Floor, New York, NY 10016. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own set of our proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at P.O. BOX 30170 College Station, TX 77842.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www.computershare.com/investor and following the instructions provided.

Description of the Merger and Private Placement in August 2013

On August 29, 2013, Intra-Cellular Therapies, Inc., or ITI, completed a reverse merger, referred to throughout this proxy statement as “the Merger,” with a public shell company named Oneida Resources Corp., or Oneida. Oneida was formed in August 2012 as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. In the Merger, each outstanding share of capital stock of ITI was exchanged for 0.5 shares of common stock of Oneida, and each outstanding option and outstanding warrant of ITI was assumed by Oneida and became exercisable for 0.5 shares of Oneida common stock. As a result of the Merger and related transactions, ITI survived as a wholly-owned subsidiary of Oneida, Oneida changed its fiscal year end from March 31 to December 31, and Oneida changed its name to Intra-Cellular Therapies, Inc. In addition, we began operating ITI and its business, and therefore ceased being a shell company. Following the Merger and the redemption of all then outstanding shares of Oneida at the closing of the Merger, the former shareholders of ITI owned 100% of the shares of our outstanding capital stock.

Immediately prior to the Merger, on August 29, 2013, ITI sold to accredited investors approximately $60.0 million of its shares of common stock, or 18,889,307 shares at a price of $3.1764 per share, which we refer to throughout this proxy statement as the “Private Placement,” which included $15.3 million in principal and $0.8 million in accrued interest from the conversion of ITI’s then outstanding convertible promissory notes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of April 30, 2014 by (i) each of our directors and named executive officers, (ii) all of our current executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders, subject to community property laws, where applicable. Percentage of ownership is based on 29,227,745 shares of common stock outstanding on April 30, 2014. Unless otherwise noted below, the address of each stockholder below is c/o Intra-Cellular Therapies, Inc., 3960 Broadway, New York, New York 10032.

	Shares Beneficially Owned(1)
Name and Address	Number	Percent
Directors and Named Executive Officers
Sharon Mates, Ph.D.(2)	1,391,430	4.7%
Lawrence J. Hineline(3)	164,999	*
Allen A. Fienberg(4)	351,665	1.2%
Christopher Alafi, Ph.D.(5)	4,051,325	13.9%
Richard Lerner, M.D.(6)	116,250	*
Joel S. Marcus(7)	1,383,348	4.7%
Sir Michael Rawlins, M.D., FRCP, FMedSci	3,500	*
Rory B. Riggs(8)	252,761	*
Robert L. Van Nostrand	—	*
All directors and current executive officers as a group (12 persons)(9)	7,978,359	26.5%

Other 5% or More Stockholders
Alafi Capital Company, LLC and Moshe Alafi(10)	3,558,627	12.2%
8 Admiral Drive, Suite 324 Emeryville, CA 94608
Entities affiliated with Fidelity Investments(11)	4,073,917	13.9%
82 Devonshire Street Boston, MA 02109
Morton I. Sosland(12)	3,388,389	11.6%
4800 Main Street, Suite 100 Kansas City, MO 64112

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 30, 2014, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Includes 337,495 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 30, 2014.
(3)	Includes 114,999 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 30, 2014.
(4)	Includes 114,165 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 30, 2014. Does not include: (i) 208,023 shares of common stock held by J.D.F. Holdings Ltd., in which Dr. Fienberg holds a 20% ownership interest; and (ii) 50,000 shares of common stock held by two trusts for the benefit of members of Dr. Fienberg’s family. Dr. Fienberg has no voting or investment control with respect to any of the shares owned by J.D.F. Holdings Ltd. or held in the trusts.

(5)	Consists of 3,542,885 shares of common stock held by Alafi Capital Company, LLC, or Alafi Capital, 503,753 shares of common stock held by a trust for the benefit of members of the Alafi family, and 4,687 shares issuable upon exercise of options to purchase common stock, which are exercisable within 60 days of April 30, 2014. Dr. Alafi is a managing partner of Alafi Capital and has shared voting and investment power with respect to the shares owned by Alafi Capital and full voting and investment power with respect to shares owned by the trust. Does not include 503,776 shares held by two other trusts for the benefit of members of the Alafi family for which Dr. Alafi does not have voting or investment control.
(6)	Consists of 78,750 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of April 30, 2014, and 37,500 shares of common stock held by the Lerner Family Trust UAD 11/14/94, or the Lerner Family Trust. Dr. Lerner shares voting and investment control with respect to the shares held by the Lerner Family Trust.
(7)	Consists of (i) 1,283,856 shares of common stock held by Alexandria Equities, LLC, (ii) 15,742 shares of common stock held by the Joel S. Marcus and Barbara A. Marcus Family Trust, and (iii) options to purchase 83,750 shares of common stock held by Mr. Marcus, which are exercisable within 60 days of April 30, 2014. Mr. Marcus is the Chairman, CEO and Founder of Alexandria Real Estate Equities, Inc., which is the managing member of Alexandria Equities, LLC, which has full voting and investment power with respect to the shares owned by Alexandria Equities, LLC. As an officer of Alexandria Real Estate Equities, Inc., Mr. Marcus may be deemed to have voting and investment power with respect to the shares owned by Alexandria Equities, LLC. Mr. Marcus disclaims beneficial ownership of the shares held by Alexandria Equities, LLC, except to the extent of his underlying pecuniary interest therein.
(8)	Consists of 11,806 shares of common stock held by Mr. Riggs and 240,955 shares of common stock held by New Ventures I, LLC. Mr. Riggs is Managing Member of New Ventures I, LLC and has voting and investment control with respect to the shares held by New Ventures I, LLC.
(9)	See footnotes 2 through 8. Also includes 112,500 shares of common stock and options to purchase 110,832 shares of common stock, which are exercisable within 60 days of April 30, 2014, held by Lawrence P. Wennogle, Ph.D., Vice President, Drug Discovery, and options to purchase 39,749 shares of common stock, which are exercisable within 60 days of April 30, 2014, held by Kimberly E. Vanover, Ph.D., Vice President, Clinical Development. Juan F. Sanchez, M.D., Vice President, Corporate Communications and Investor Relations, held no shares of common stock or options to purchase shares of common stock as of April 30, 2014.
(10)	Consists of 3,542,885 shares of common stock held by Alafi Capital and 15,742 shares of common stock held by Moshe Alafi. Christopher Alafi, Ph.D., one of our directors, and Moshe Alafi are each managing partners of Alafi Capital and share voting and investment power with respect to the shares owned by Alafi Capital.
(11)	Based on the Schedule 13G/A filed by FMR LLC and its affiliates on February 10, 2014, reporting the amount of securities beneficially owned as of February 7, 2014. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,073,917 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,073,917 shares of common stock owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(12)	Consists of 707,287 shares of common stock held by David N. Sosland Trust A; 1,948,554 shares of common stock held by The Sosland Family Trust B Partnership; and 732,548 shares of common stock held by The Sosland Foundation. Morton I. Sosland is Trustee of the David N. Sosland Trust A, Managing Partner of The Sosland Family Trust B Partnership and Vice Chairman of The Sosland Foundation, which we refer to collectively as the Sosland Holders. As such, Mr. Sosland has sole voting and investment power with respect to the shares held by the Sosland Holders.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our charter provides that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of seven members, classified into three classes as follows: (1) Richard Lerner, M.D. and Sir Michael Rawlins, M.D., FRCP, FMedSci constitute a class with a term ending at the 2014 annual meeting; (2) Christopher Alafi, Ph.D. and Joel S. Marcus constitute a class with a term ending at the 2015 annual meeting; and (3) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2016 annual meeting.

On March 21, 2014, our board of directors accepted the recommendation of the nominating and governance committee and voted to nominate Richard Lerner, M.D. and Sir Michael Rawlins, M.D., FRCP, FMedSci for election at the annual meeting for a term of three years to serve until the 2017 annual meeting of stockholders and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our board of directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Sharon Mates, Ph.D.	61	Chairman, President and Chief Executive Officer
Christopher Alafi, Ph.D.(2)(3)	50	Director
Richard Lerner, M.D.(3)	75	Director
Joel S. Marcus(2)(3)	66	Director
Sir Michael Rawlins, M.D., FRCP, FMedSci(1)	73	Director
Rory B. Riggs(1)(2)	61	Director
Robert L. Van Nostrand(1)	57	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee

Sharon Mates, Ph.D. has been Chairman, President and Chief Executive Officer of the Company since the Merger in August 2013 and has been the Chairman of the board of directors, President and Chief Executive Officer of ITI since June 2002. Dr. Mates co-founded ITI in May 2002. Prior to co-founding ITI, Dr. Mates was a co-founder of Functional Genetics, and served as its Chairman and Chief Executive Officer from December 2000 until August 2003. From 1989-1998 Dr. Mates was the President and a board member of North American Vaccine Inc. and its predecessor companies. She has served on several boards, and recently completed a board membership and a two-year chairmanship of the Board of the New York Biotechnology Association. Dr. Mates has also served on the Advisory Council of the Center for Society and Health at the Harvard School of Public Health, the Board of Visitors of the Biotechnology Institute of the University of Maryland and the board of directors of Gilda’s Club of New York. Earlier in her career, Dr. Mates spent several years as a research analyst and investment banker, and as an advisor to the life sciences industry. Dr. Mates received her B.S. from the Ohio State University and her Ph.D. from the University of Washington, and completed her postdoctoral fellowships at The Massachusetts General Hospital and Harvard Medical School.

We believe that Dr. Mates possesses specific attributes that qualify her to serve as chairman of our board of directors, including the perspective and experience she brings as the co-founder, President and Chief Executive

Officer of ITI, which brings historic knowledge, operational expertise and continuity to our board of directors, and her industry expertise, including over 24 years of experience leading both private and public companies.

Christopher Alafi, Ph.D. became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since January 2013. Dr. Alafi has been a General Partner of Alafi Capital Company, LLC, a venture capital firm, since 1995. He was previously a Physiology and Anatomy teacher at Santa Monica College, a visiting scholar in the Department of Chemistry at Stanford University and a researcher at DNAX. Dr. Alafi currently serves as a director of ISTO Technologies, Inc. and has previously served as a director of Coley Pharmaceutical Group, Inc., CyberGold, Inc. and Stereotaxis, Inc. Dr. Alafi received a B.A. in Biology from Pomona College and a D.Phil. in Biochemistry from the University of Oxford.

We believe that Dr. Alafi possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as a General Partner of Alafi Capital Company, LLC.

Richard Lerner, M.D. became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since 2002. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the National Academy of Sciences and the Royal Swedish Academy of Sciences. Dr. Lerner served as a director of Kraft Foods, Inc. from 2005 to March 2012 and currently serves as a director of Opko Health, Inc., Teva Pharmaceutical Industries Ltd., and Sequenom, Inc. Dr. Lerner received his M.D. from Stanford Medical School.

We believe that Dr. Lerner possesses specific attributes that qualify him to serve as a member of our board of directors, including his service as a director of other public companies, combined with his business acumen and judgment provide our board of directors with valuable scientific and operational expertise and leadership skills.

Joel S. Marcus, J.D., CPA became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since April 2006. Mr. Marcus co-founded Alexandria Real Estate Equities, Inc. in 1994, Alexandria Venture Investments in 1996, and the annual Alexandria Summit in 2011. He has served as Chairman of the board of directors of Alexandria Real Estate Equities, Inc. since May 2007, Chief Executive Officer since March 1997, President since February 2009, and a director since the company’s inception in 1994. From 1986 to 1994, Mr. Marcus was a partner at the law firm of Brobeck, Phleger & Harrison LLP, specializing in corporate finance and capital markets, venture capital, and mergers and acquisitions. From 1984 to 1994, he also served as General Counsel and Secretary of Kirin-Amgen, Inc., a joint venture that financed the development of, and owned patents to, two multi-billion dollar genetically engineered biopharmaceutical products. Mr. Marcus was formerly a practicing certified public accountant and tax manager with Arthur Young & Co. specializing in the financing and taxation of REITs. He received his undergraduate and Juris Doctor degrees from the University of California, Los Angeles. In addition to our board of directors, Mr. Marcus serves on the boards of the Accelerator Corporation, of which he was one of the original architects and co-founders, Foundation for the National Institutes of Health (FNIH), Multiple Myeloma Research Foundation (MMRF), and the Partnership for New York City. Mr. Marcus also served on the Board of Trustees of PennyMac Mortgage Investment Trust, a publicly traded mortgage REIT, from August 2009 to August 2012. Mr. Marcus received the Ernst & Young 1999 Entrepreneur of the Year Award (Los Angeles—Real Estate).

We believe that Mr. Marcus possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry and his extensive experience serving as a director and an executive officer of other public companies.

Sir Michael Rawlins, M.D., FRCP, FMedSci became a director of the Company following the Merger that occurred in August 2013 and has served on the board of directors of ITI since May 2013. Sir Michael is known for his long standing leadership of the United Kingdom’s National Institute for Clinical Excellence, or NICE, which he led from its inception in 1999 through March 2013. Recently in July 2012, Sir Michael was appointed as the President of the United Kingdom’s Royal Society of Medicine, a center for education and scholarship both in the UK and globally. Sir Michael was a professor of clinical pharmacology and a general physician at the University of Newcastle upon Tyne from 1973 to 2006. He received the Prince Mahidol Award for Medicine in 2012, the Galen Medal in 2010, and the Hutchinson Medal in 2003. Sir Michael was appointed Knight Bachelor in 1999.

We believe that Sir Michael possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in areas of health policy and economics.

Rory B. Riggs has served on our board of directors since January 2014. Mr. Riggs co-founded Royalty Pharma, an investment company focused on drug royalties, in 1996 and has served as Chairman of its investment committee since July 2003. Since April 2010, Mr. Riggs has served as founder and Chief Executive Officer of Syntax Analytics, LLC, a development stage venture focused on creating a new information technology platform for large-scale portfolio management. Since June 2006, Mr. Riggs has also served as Managing Member of New Ventures, a venture fund focused on healthcare. Since January 2001, Mr. Riggs has served as Managing Member of Balfour LLC, an investment management company focused on healthcare, biotechnology and technology. From 1996 until 2000, Mr. Riggs served as President and as a director of Biomatrix, Inc., a publicly-traded biopharmaceutical company. From 1991 to 1995, Mr. Riggs served as President and Chief Executive Officer of RF&P Corporation, an investment company owned by the State of Virginia Retirement System. Prior to that, he served as a managing director in PaineWebber’s mergers and acquisitions department from 1981 to 1990. In addition to Royalty Pharma, Mr. Riggs serves on the board of directors of FibroGen, Inc. (since September 1993), a private biotechnology company; Cibus, LLC (since November 2001), a private agricultural technology company; GeneNews (since January 1998), a publicly-traded molecular diagnostic company; and eReceivables (since September 2003), a private healthcare service technology company. Mr. Riggs graduated from Middlebury College and holds an MBA from Columbia University.

We believe that Mr. Riggs possesses specific attributes that qualify him to serve as a member of our board of directors, including his financial expertise, extensive knowledge of the life sciences industry, and many years of experience as a developer (founder), executive officer and director of successful companies (both public and private) in the life sciences and healthcare.

Robert L. Van Nostrand has served on our board of directors since January 2014. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Biosciences, Inc., a private pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Biosciences, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, Inc., a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., a publicly-traded biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand serves as chairman of the board of directors of Metabolix, Inc., a publicly-traded biotechnology company, as well as chairman of its audit committee. Mr. Van Nostrand also serves on the board of directors of Achillion Pharmaceuticals, Inc., a publicly-traded biotechnology company, where he serves as chairman of the audit committee. He also serves on the board of directors of the Biomedical Research Alliance of New York, a private company providing clinical trial services. Mr. Van Nostrand was the former chairman of, and serves on, the board of the New York Biotechnology Association and serves on the Foundation Board of

Farmingdale University. Previously, Mr. Van Nostrand served on the board of directors of Apex Bioventures, Inc., a special purpose acquisition company focused on life sciences. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York. He is a Certified Public Accountant.

We believe that Mr. Van Nostrand possesses specific attributes that qualify him to serve as a member of our board of directors, including his many years of experience in the life sciences industry, as well as his expertise in financial operations, transaction structuring and risk management.

There are no family relationships between or among any of our directors or nominees. The principal occupation and employment during the past five years of each of our directors and nominees was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or nominees and any other person or persons pursuant to which he or she is to be selected as a director or nominee.

There are no legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with Intercept, either directly or indirectly. Based upon this review, our board has determined that all of our directors other than Dr. Mates, our chief executive officer, are “independent directors” as defined by The NASDAQ Stock Market. In making such determinations, the board of directors considered the relationships that each such non-employee director or director nominee has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In addition, our board of directors considered the association of certain of our directors with the holders of more than 5% of our common stock as well as the effect of each of the transactions described in “Certain Relationships and Related Person Transactions” below.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2013, there were ten meetings of our board of directors and one meeting of the compensation committee, which was the only standing committee of the board of directors. No director attended fewer than 75% of the total number of meetings of the board of directors and of committees of the board on which he or she served during fiscal 2013, other than Richard Lerner, M.D., who attended five of the ten board meetings held during his tenure, and Sir Michael Rawlins, M.D., FRCP, FMedSci, who attended five of the eight board meetings held during his tenure. Both Rory B. Riggs and Robert L. Van Nostrand were not elected to our board of directors until 2014. The board of directors has adopted a policy under which each member of our board of directors is strongly encouraged but not required to attend each annual meeting of our stockholders. We did not hold an annual meeting of stockholders in 2013.

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.intracellulartherapies.com, under the caption “Corporate Governance.” The composition and function of each of these committees are described below.

Audit Committee. This committee currently has three members, Mr. Van Nostrand (Chairman), Sir Michael and Mr. Riggs. Our audit committee’s role and responsibilities are set forth in the audit committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the audit committee reviews the annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the audit committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The board of directors has determined that Mr. Riggs is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee. Our compensation committee met one time during fiscal 2013. This committee currently has three members, Mr. Marcus (Chairman), Dr. Alafi and Mr. Riggs. Our compensation committee’s role and responsibilities are set forth in the compensation committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Our compensation committee also administers our 2013 Equity Incentive Plan. The compensation committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. All members of the compensation committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

Our compensation committee makes all compensation decisions regarding our executive officers and directors, after which it makes a recommendation to our full board of directors. Our board of directors then approves the compensation for our executive officers and directors.

During the last month of each fiscal year or the first calendar quarter of the following year, we evaluate each executive’s performance for that year. In connection with each annual review cycle, Dr. Mates, our president and chief executive officer, meets with our executive officers to discuss our accomplishments during the year and the individual’s performance and contributions over the prior year. Based on these discussions, Dr. Mates evaluates each executive’s performance. Dr. Mates also prepares her own self-assessment as well as a detailed review of company performance against stated corporate goals. This process leads to a recommendation by Dr. Mates to the compensation committee with respect to each executive officer, including herself, as to:

•	the achievement of stated corporate and individual performance goals;

•	the level of contributions made to the general management and guidance of our company;

•	the need for salary increases;

•	the amount of bonuses to be paid; and whether or not stock option and/or other equity awards should be made.

These recommendations are reviewed and taken into account by the compensation committee. The compensation committee makes a recommendation regarding executive compensation to the full board of directors, which then approves the compensation of our executive officers.

On March 6, 2014, our compensation committee engaged Pearl Meyer & Partners (“PM&P”), an independent compensation consultant, to assist the committee in determining a peer group of companies to use for director compensation based on our company’s current stage of development, to provide comparative data on director compensation practices in our industry and to generally advise us on our director compensation program. The compensation committee has the sole authority to approve the terms of the engagement of PM&P.

Although our board of directors and compensation committee consider the advice and recommendations of our independent compensation consultants as to our director compensation program, our board of directors and compensation committee ultimately make their own decisions about these matters. Our compensation committee may engage other independent compensation consultants to provide additional guidance for executive and director compensation and conduct further competitive benchmarking against a peer group of publicly traded companies.

PM&P did not provide any services to us or our compensation committee other than as described above in connection with our executive and director compensation for 2013, although we may engage PM&P or another consultant in 2014 to provide services for us in connection with executive and director compensation for 2014. The compensation committee has assessed the independence of PM&P pursuant to SEC rules and concluded that PM&P’s work for the compensation committee does not raise any conflict of interest.

Our compensation committee will also review and discuss annually with management our “Compensation Discussion and Analysis” disclosure to the extent such disclosure is required by SEC rules. These rules are not yet applicable to us because we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. See the “Explanatory Note” at the beginning of this proxy statement.

Nominating and Governance Committee. Our nominating and governance committee has three members, Dr. Alafi (Chairman), Mr. Lerner and Mr. Marcus. The nominating and governance committee’s role and responsibilities are set forth in the nominating and governance committee’s written charter and include evaluating and making recommendations to the full board of directors as to the size and composition of the board of directors and its committees, evaluating and making recommendations as to potential candidates, and evaluating current board members’ performance. All members of the nominating and governance committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our By-Laws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the nominating and governance committee under our corporate governance policies, it should submit recommendations for consideration in writing, addressed to the nominating and governance committee, care of our Corporate Secretary, at our principal offices. Submissions must be made by mail, courier or personal delivery; e-mailed submissions will not be considered. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

•	the name and address, including telephone number, of the recommending shareholder;

•	the number of our shares owned by the recommending shareholder and the time period for which such shares have been held;

•	if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held; and

•	a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of Regulation S-K (generally providing for disclosure of the name, address, and business experience for the past five years of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);

•	the information required by Item 403 of Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of our securities);

•	the information required by Item 404 of Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with us);

•	all relationships between the proposed nominee and the recommending shareholder, and any agreements or understandings regarding the nomination, including those between the recommending shareholder and the nominee; and

•	all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company.

The recommending shareholder must also furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company. The recommending shareholder must state whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company.

The nominating recommendation must be accompanied by the written consent of the proposed nominee to: (a) be considered by the committee and interviewed if the committee chooses to do so in its discretion, and (b) if nominated and elected, to serve as a director of the Company. The recommending shareholder must furnish the proposed nominee’s contact information for this purpose.

A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of our proxy statement for the annual meeting of shareholders for the current year.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders set forth in paragraph three above must be submitted with respect to each shareholder in the group.

The nominating and governance committee considers issues of diversity among its members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the board of directors and its committees.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, as our board of directors believes it is in the best interest of the

Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because of the efficiencies achieved in having the role of Chief Executive Officer and Chairman combined, and because the detailed knowledge of our day-to-day operations and business that the Chief Executive Officer possesses greatly enhances the decision-making processes of our board of directors as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. We do not have a lead independent director.

The Chairman of the board of directors and the other members of the board of directors work in concert to provide oversight of our management and affairs. Our board of directors encourages communication among its members and between management and the board of directors to facilitate productive working relationships. Working with the other members of the board of directors, Dr. Mates also strives to ensure that there is an appropriate balance and focus among key board responsibilities such as strategic development, review of operations and risk oversight.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 212-923-3344. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the Chairman of the board of directors at Intra-Cellular Therapies, Inc., Attention: Chairman of the Board, 3960 Broadway, New York, New York 10032. Communications will be distributed to the board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the board of directors may be excluded, such as: junk mail and mass mailings, resumes and other forms of job inquiries, surveys and solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements or offer letters with all of our executive officers, and all of our executive officers are at-will employees.

Name	Age	Position(s) with the Company
Lawrence J. Hineline	57	Vice President of Finance, Chief Financial Officer and Secretary
Allen A. Fienberg, Ph.D.	54	Vice President of Business Development
Juan F. Sanchez, M.D.	43	Vice President, Corporate Communications and Investor Relations
Kimberly E. Vanover, Ph.D.	48	Vice President, Clinical Development
Lawrence P. Wennogle, Ph.D.	64	Vice President, Drug Discovery

Lawrence J. Hineline, CPA has served as Vice President of Finance, Chief Financial Officer and Secretary of the Company since the Merger in August 2013 and has served as Vice President of Finance, Chief Financial Officer and Secretary of ITI since June 2002. From December 2000 to November 2003, Mr. Hineline was the Vice-President of Finance and Chief Financial Officer of Functional Genetics, Inc. Prior to that, Mr. Hineline served as the Vice President of Finance of North American Vaccine, Inc. and its predecessor companies from 1993 to 2000, and he served as Corporate Controller from 1989 to 1993. During this time, Mr. Hineline oversaw the growth of the accounting function and its systems for the company that emerged as a start-up and was later acquired by Baxter Health Care. Mr. Hineline is a licensed CPA in the State of Maryland and received his Bachelor’s Degree from the University of Maryland Baltimore County.

Allen A. Fienberg, Ph.D. has served as Vice President of Business Development of the Company since the Merger in August 2013 and has served as Vice President of Business Development of ITI since June 2002. He co-founded ITI in May 2002. Dr. Fienberg received his A.B. degree in Genetics from the University of California, Berkeley and his Ph.D. in Human Genetics from Yale University. He completed post-doctoral studies at The Rockefeller University under the direction of Dr. Paul Greengard from 1991-1999. From 1999-2001, Dr. Fienberg was a staff scientist at the Genomics Institute of the Novartis Research Foundation and was appointed a Research Assistant Professor at The Rockefeller University from 2001-2002.

Juan F. Sanchez, M.D. has been our Vice President, Corporate Communications and Investor Relations since March 2014. Previously, he was a healthcare research analyst at investment banking firm Ladenburg Thalmann & Co. Inc., with a deep focus on companies specializing in central nervous system diseases from 2008 to 2014, most recently as a Managing Director. Prior to that time, he was a Vice President of healthcare and nanotechnology equity research at investment banking firm Punk, Ziegel, & Co. Dr. Sanchez received his Master in International Affairs from Columbia University and his Master of Business Administration from University of Los Andes in Bogota, Colombia. Dr Sanchez practiced medicine for five years in his native country, Colombia, having received a medical degree from Pontifical Xavierian University, in Bogota.

Kimberly E. Vanover, Ph.D. has been Vice President, Clinical Development of the Company since the Merger in August 2013. Dr. Vanover joined ITI in March 2007 and has been Vice President, Clinical Development of ITI since January 2011. Previously, she was Executive Director, Clinical Development of ITI from January 2008 to December 2010 and Senior Director, Clinical Development of ITI from March 2007 to December 2007. She has spent over 20 years on the discovery and development of small molecule drugs for the treatment of neuropsychiatric and neurodegenerative diseases. Dr. Vanover was Postdoctoral Research Scientist at Lederle Laboratories from 1992 to 1994, Postdoctoral Research Trainee in the Department of Psychiatry at the University of California San Diego from 1994 to 1995, Senior Scientist and Group Leader at CoCensys from 1995 to 2000 and held positions as Group Leader and Director at ACADIA Pharmaceuticals from 2000 to 2007. In these positions, Dr. Vanover participated in the discovery and development of a broad range of new CNS therapeutics, including drugs to treat psychosis, insomnia, cognitive impairment, movement disorders, acute and neuropathic pain, anxiety, epilepsy, and drug abuse. Dr. Vanover received her B.A. in Psychology from the University of Missouri and her Ph.D. in Biopsychology from the University of Chicago.

Lawrence P. Wennogle, Ph.D. has served as Vice President, Drug Discovery of the Company since the Merger in August 2013 and has served as Vice President, Drug Discovery of ITI since January 2003. For the past 33 years, Dr. Wennogle has been involved in research and development in the pharmaceutical industry aimed at the discovery of novel pharmaceutical entities for human diseases. He was a Staff Scientist and Principal Research Fellow at Ciba-Geigy and Novartis Pharmaceutical Corporation for 19 years, where he led drug discovery programs for CNS disorders, cardiovascular diseases, diabetes and inflammation. Dr. Wennogle received his B.A. from Ithaca College and his Ph.D. in Biochemistry from the University of Colorado, Boulder. He then completed two post-doctoral positions, one at the University of Colorado and the second at the Pasteur Institute in Paris, France, working under Jean-Pierre Changeux on the structure-function of the nicotinic acetylcholine receptor.

Scientific Advisory Board

We have a Scientific Advisory Board which is chaired by Paul Greengard, Ph.D., one of our founders. Dr. Greengard received his Ph.D. in biophysics from Johns Hopkins University in 1953. After postgraduate work in England, he served for nine years as director of biochemical research at the Geigy Research Laboratories. In 1968, he was appointed Professor of Pharmacology at Yale University. In 1983, he was appointed the Vincent Astor Professor at The Rockefeller University, where he founded the Laboratory of Molecular and Cellular Neuroscience.

Dr. Greengard is a pioneer in the field of neuronal signal transduction and his seminal discoveries over the years have provided a framework by which to understand the complexity of how neurotransmitters function in the brain. Dr. Greengard’s many awards and honors include the CIBA-Geigy Drew Award in Biomedical Research (1979), the New York Academy of Sciences Award in Biological and Medical Sciences (1980), the Andrew D. White Professorship-at-Large of Cornell University (1981-87), the Pfizer Biomedical Research Award (1987), the Ralph W. Gerard Prize in Neuroscience, Society for Neuroscience (1994), the Charles A. Dana Award for Pioneering Achievements in Health (1997), and the Nobel Prize in Physiology or Medicine (2000). Dr. Greengard has also been a consultant to major pharmaceutical companies and a Chairman and member of the scientific advisory boards of numerous biotechnology companies.

We have additional members of our Scientific Advisory Board who change from time to time, with whom we consult on an as-needed basis.

Medical Advisory Board

Carol A. Tamminga, M.D. is the Chair of our Medical Advisory Board. Dr. Tamminga is the Chair of the Psychiatry Department at the University of Texas Southwestern School of Medicine. She holds the McKenzie Foundation Chair in Psychiatry, the Communities Foundation of Texas, Inc. Chair in Brain Science and is the Chief of Translational Neuroscience Research in Schizophrenia.

Jeffrey Lieberman, M.D. is the Lawrence C. Kolb Professor and Chairman of Psychiatry, at the Columbia University College of Physicians and Surgeons; and Director, of the New York State Psychiatric Institute; Psychiatrist-in-Chief, New York Presbyterian Hospital-Columbia University Medical Center.

John M. Kane, M.D. is Professor and Chairman of Psychiatry at The Hofstra North Shore-LIJ School of Medicine and Vice President for Behavioral Health Services at The North Shore-LIJ Health System.

Christoph U. Correll, M.D. is Professor of Psychiatry and Molecular Medicine, Hofstra North Shore LIJ School of Medicine; Medical Director, Recognition and Prevention (RAP) Program, The Zucker Hillside Hospital, North Shore Long Island Jewish Health System.

Donald Goff, M.D. is Professor and Vice Chair for Research in the Department of Psychiatry at New York University Langone Medical Center (NYULMC) and Director of the Nathan S. Kline Institute for Psychiatric Research.

Risks Related to Compensation Practices and Policies

Consistent with SEC disclosure requirements, we have assessed our compensation policies, practices and awards and have concluded that our compensation policies, practices and awards do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed our compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability or timing of payout. Rather, our compensation programs include a combination of fixed base salaries, cash bonuses, long-term incentive awards, and employee retirement plans that are generally uniform in design and operation throughout the company and with all levels of employees. The compensation policies and practices are substantially the same.

Based on the foregoing, we believe that our compensation policies, practices and awards do not create risks that are likely to have a material adverse effect on the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the last two fiscal years ended December 31, 2013 and 2012, to: (1) our President and Chief Executive Officer, and (2) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2013 and were serving as executive officers as of such date. These executive officers are referred to as our “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Sharon Mates, Ph.D.	2013	611,900	500,000	(3)	115,000	8,442	1,235,342
Chairman, President and Chief Executive Officer	2012	588,400	117,700		100,000	7,750	813,850

Lawrence J. Hineline	2013	257,500	100,000	(4)	23,000	8,166	388,666
Vice President of Finance, Chief Financial Officer and Secretary	2012	250,000	17,500		20,000	7,750	295,250

Allen A. Fienberg, Ph.D.	2013	257,900	25,800	(5)	17,250	7,926	308,876
Vice President of Business Development	2012	250,400	8,800		20,000	7,750	286,950

(1)	The options granted in 2013 were for the named executive officer’s performance in 2012 and the options granted in 2012 were for the named executive officer’s performance in 2011. These amounts represent the aggregate grant date fair value for option awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal years ended December 31, 2013 and 2012 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.
(2)	For the fiscal year ended December 31, 2013, consists of $792 for Dr. Mates, $516 for Mr. Hineline and $276 for Dr. Fienberg in life insurance premiums we paid for a term life insurance policy to benefit the executive officer with a face value of $150,000, and the balance in matching contributions under our 401(k) plan. For the fiscal year ended December 31, 2012, consists of $250 in life insurance premiums we paid for a term life insurance policy to benefit the executive officer with a face value of $150,000, and the balance in matching contributions under our 401(k) plan.
(3)	Dr. Mates received a bonus of $306,000 for her performance during the fiscal year ended December 31, 2013 plus an additional bonus of $194,000 for her performance in connection with successful completion of the Private Placement, Merger and Phase 2 clinical trial of ITI-007.
(4)	Mr. Hineline received a bonus of $51,500 for his performance during the fiscal year ended December 31, 2013 plus an additional bonus of $48,500 for his performance in connection with successful completion of the Private Placement, Merger and Phase 2 clinical trial of ITI-007.
(5)	Dr. Fienberg received a bonus of $25,800 for his performance during the fiscal year ended December 31, 2013.

2013 Fiscal Year Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards that we made during the fiscal year ended December 31, 2013 to each of our named executive officers. We did not grant any non-equity incentive plan awards during the fiscal year ended December 31, 2013.

	Compensation Committee Approval(1)	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Sharon Mates, Ph.D.	12/20/2012	05/31/2013	50,000	3.26	115,000
Lawrence J. Hineline	12/20/2012	05/31/2013	10,000	3.26	23,000
Allen A. Fienberg, Ph.D.	12/20/2012	05/31/2013	7,500	3.26	17,250

(1)	On December 20, 2012, the compensation committee approved grants of 50,000 options to Dr. Mates, 10,000 options to Mr. Hineline and 7,500 options to Dr. Fienberg to be granted following the completion of a valuation of ITI’s common stock and an increase in the number of shares reserved under ITI’s 2003 Equity Incentive Plan. Following the completion of the valuation of ITI’s common stock and the increase in the number of shares reserved under ITI’s 2003 Equity Incentive Plan, on May 31, 2013 the board of directors of ITI approved these option grants at an exercise price of $3.26 per share.
(2)	These awards are subject to vesting, as described in detail under “—Outstanding Equity Awards at 2013 Fiscal Year-End” below.
(3)	The exercise price is equal to the fair market value of our common stock, determined in good faith by our board of directors in accordance with the 2003 Equity Incentive Plan, since ITI was a private company at the time of grant.
(4)	These amounts represent the aggregate grant date fair value for option awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal years ended December 31, 2013 and 201 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Sharon Mates, Ph.D. We entered into an employment agreement with Dr. Mates in February 2008, who has been our President and Chief Executive Officer since 2003. The agreement provides for a salary of $503,000 effective in February 2008, subject to our annual review and adjustment in the discretion of our board of directors, and that Dr. Mates is eligible for bonus payments and stock options as may be awarded by our board of directors. The most recent adjustment, effective on January 1, 2014, increased Dr. Mates’ salary to $636,000, which represented a 4% increase from her 2013 base salary of $611,900. In December 2013, she was awarded a bonus of $306,000, or 50% of her then base salary, for her performance during the fiscal year ended December 31, 2013 plus an additional bonus of $194,000 for her performance in connection with the successful completion of the Private Placement, Merger and Phase 2 clinical trial of ITI-007. In addition, her employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times her base salary; however, we paid a premium in the amount of $792 on a life insurance policy with a face value of $150,000, to which she assented. For 2013, we also paid $7,650 in matching contributions under our 401(k) plan. The employment agreement also provides that Dr. Mates is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Dr. Mates provides notice that we or she, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

If Dr. Mates’ employment is terminated for any reason, she will be entitled to compensation and benefits through the last day of her employment, including accrued but untaken vacation. If her employment is terminated due to her death or disability, we will also pay her or her estate the compensation which would otherwise have been payable to her through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If her employment is terminated without cause by us or she terminates her employment for good reason, she will receive the following severance benefits following her employment termination, on condition that she executes a general release in our favor: (a) payment of 12 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release she executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to her termination; and (c) all of her unvested stock options will become fully vested and exercisable. Dr. Mates will also be entitled to such severance benefits if we elect not to renew her employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Mates executing a general release in favor of us, returning all our property, and complying with her employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Mates will not be eligible for such severance benefits if she or we wish to renew the agreement on different terms than those contained in her employment agreement. In the event of a change of control, all of her unvested stock options and restricted stock will immediately vest. If her employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, she terminates her employment for good reason during such period, or she terminates her employment for any reason within one month following a change of control, she will be eligible for the following severance benefits following her employment termination: (a) payment of 18 months of her then current base salary and the pro rata portion of an amount equal to the bonus she was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to her termination. Such severance benefits following a change of control are payable on condition that she executes a general release in favor of us, returns all our property and complies with her post-termination obligations under her employment agreement, her proprietary information, inventions, and non-competition agreement, and her general release.

Pursuant to her proprietary information, inventions, and non-competition agreement, Dr. Mates has agreed to not (i) solicit customers, consultants, contractors or employees of ours for a period of one year after the termination of her employment or (ii) compete with us for a period of one year after the later of the termination of her employment or the date a court of competent jurisdiction enters an order enforcing the non-competition provision.

Lawrence J. Hineline. We entered into an employment agreement with Mr. Hineline in February 2008, who has been our Vice President of Finance, Chief Financial Officer and Secretary since 2002. The agreement provides for a salary of $216,400 effective in February 2008, subject to our annual review and adjustment in the discretion of our board of directors, and that Mr. Hineline is eligible for bonus payments and stock options as may be awarded by our board of directors. The most recent adjustment, effective on January 1, 2014, increased Mr. Hineline’s salary to $309,000, which represented a 20% increase from his 2013 base salary of $257,500. In December 2013, he was awarded a bonus of $51,500, or 20% of his then base salary, for his performance during the fiscal year ended December 31, 2013 plus an additional bonus of $49,500 for his performance in connection with the successful completion of the Private Placement, Merger and Phase 2 clinical trial of ITI-007. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times his base salary; however, we paid a premium in the amount of $516 on a life insurance policy with a face value of $150,000, to which he assented. For 2013, we also paid $7,650 in matching contributions under our 401(k) plan. The employment agreement also provides that Mr. Hineline is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Mr. Hineline provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

If Mr. Hineline’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested stock options will become fully vested and exercisable. Mr. Hineline will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Mr. Hineline executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Mr. Hineline will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. In the event of a change of control, all of his unvested stock options and restricted stock will immediately vest. If his employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, he terminates his employment for good reason during such period, or he terminates his employment for any reason within one month following a change of control, he will be eligible for the following severance benefits following his employment termination: (a) payment of 18 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, which severance payments will be paid in one lump sum on the eighth day following the effective date of the general release, and (b) payment for 18 months of the portion of the COBRA premiums that we paid prior to his termination. Such severance benefits following a change of control are payable on condition that he executes a general release in favor of us, returns all our property and complies with his post-termination obligations under his employment agreement, his proprietary information, inventions, and non-competition agreement, and his general release.

Pursuant to his proprietary information, inventions, and non-competition agreement, Mr. Hineline has agreed to not (i) solicit customers, consultants, contractors or employees of ours for a period of one year after the termination of his employment or (ii) compete with us for a period of one year after the later of the termination of his employment or the date a court of competent jurisdiction enters an order enforcing the non-competition provision.

Allen A. Fienberg, Ph.D. We entered into an employment agreement with Dr. Fienberg in February 2008, who has been our Vice President of Business Development since 2002. The agreement provides for a salary of $221,400 effective in February 2008, subject to our annual review and adjustment in the discretion of our board of directors, and that Dr. Fienberg is eligible for bonus payments and stock options as may be awarded by our board of directors. The most recent adjustment, effective on January 1, 2014, increased Dr. Fienberg’s salary to $268,200, which represented a 4% increase from his 2013 base salary of $257,900. In December 2013, he was awarded a bonus of $25,800, or 10% of his then base salary, for his performance during the fiscal year ended December 31, 2013. In addition, his employment agreement provides that we will pay the premium on a life insurance policy in an amount equal to one and one half times his base salary; however, we paid a premium in the amount of $276 on a life insurance policy with a face value of $150,000, to which he assented. For 2012, we also paid $7,650 in matching contributions under our 401(k) plan. The employment agreement also provides that Dr. Fienberg is entitled to participate in our benefit plans on the same basis as other executive level employees as well as long-term disability insurance and reimbursement for reasonable business expenses. The initial term of the agreement was three years and will be renewed for successive one year terms, unless we or Dr. Fienberg provides notice that we or he, as the case may be, does not wish to renew the agreement or wishes to renew the agreement on different terms than those contained in the agreement.

If Dr. Fienberg’s employment is terminated for any reason, he will be entitled to compensation and benefits through the last day of his employment, including accrued but untaken vacation. If his employment is terminated due to his death or disability, we will also pay him or his estate the compensation which would otherwise have been payable to him through the end of the month in which such termination occurs as well as payment for any accrued but untaken vacation. If his employment is terminated without cause by us or he terminates his employment for good reason, he will receive the following severance benefits following his employment termination, on condition that he executes a general release in our favor: (a) payment of 12 months of his then current base salary and the pro rata portion of an amount equal to the bonus he was awarded for the previous year, if any, which severance payments will be paid in one lump sum on the date the general release he executes becomes effective; (b) payment for 12 months of the portion of the COBRA premiums that we paid prior to his termination; and (c) all of his unvested stock options will become fully vested and exercisable. Dr. Fienberg will also be entitled to such severance benefits if we elect not to renew his employment agreement for reasons other than death, disability or cause, but (i) such severance benefits are conditioned on Dr. Fienberg executing a general release in our favor, returning all our property, and complying with his employment agreement, proprietary information, inventions, and non-competition agreement, and the general release and (ii) Dr. Fienberg will not be eligible for such severance benefits if he or we wish to renew the agreement on different terms than those contained in his employment agreement. In the event of a change of control, 75% of his unvested stock options and restricted stock will immediately vest.

Pursuant to his proprietary information, inventions, and non-competition agreement, Dr. Fienberg has agreed to not (i) solicit customers, consultants, contractors or employees of ours for a period of one year after the termination of his employment or (ii) compete with us for a period of one year after the later of the termination of his employment or the date a court of competent jurisdiction enters an order enforcing the non-competition provision.

The meanings of the terms “cause,” “good reason,” “disability” and “change of control” for purposes of these employment agreements are described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2013, to each of the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Sharon Mates, Ph.D.	50,000	0	$0.50	12/19/2014
	25,000	0	$0.60	12/14/2015
	25,000	0	$1.36	12/5/2016
	37,500	0	$1.50	12/12/2017
	50,000	0	$1.50	12/18/2018
	50,000	0	$2.74	6/10/2020
	50,000	0	$2.74	12/21/2020
	33,333	16,667	$2.84	4/30/2022
	16,666	33,334	$3.26	5/31/2023

Name	Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Lawrence J. Hineline	37,500	0	$0.50	12/19/2014
	12,500	0	$0.60	12/14/2015
	12,500	0	$1.36	12/5/2016
	12,500	0	$1.50	12/12/2017
	10,000	0	$1.50	12/18/2018
	10,000	0	$2.74	6/10/2020
	10,000	0	$2.74	12/21/2020
	6,666	3,334	$2.84	4/30/2022
	3,333	6,667	$3.26	5/31/2023

Allen A. Fienberg, Ph.D.	37,500	0	$0.50	12/19/2014
	12,500	0	$0.60	12/14/2015
	12,500	0	$1.36	12/5/2016
	12,500	0	$1.50	12/12/2017
	10,000	0	$1.50	12/18/2018
	10,000	0	$2.74	6/10/2020
	10,000	0	$2.74	12/21/2020
	6,666	3,334	$2.84	4/30/2022
	2,500	5,000	$3.26	5/31/2023

(1)	The remaining options to purchase shares of our common stock that expire on April 30, 2022 will vest on December 20, 2014. Each option to purchase our common stock that expires on May 31, 2023 vested as to 1/3 of the shares on December 20, 2013, and will vest as to 1/3 of the shares on December 20, 2014 and 1/3 of the shares on December 20, 2015. All options have a ten year term from the date of grant.

Option Exercises and Stock Vested in 2013

The following table shows information regarding exercises of options to purchase our common stock by each of our named executive officers during the fiscal year ended December 31, 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Sharon Mates, Ph.D.	50,000	302,640
Lawrence J. Hineline	50,000	302,640
Allen A. Fienberg, Ph.D.	37,500	226,980

(1)	Amounts shown in this column do not represent actual value realized from the sale of the shares acquired upon exercise of options because the shares were not sold on exercise but continue to be held by the executive officer exercising the option. As these options were exercised prior to the Merger, the amounts shown represent the difference between the option exercise price and $3.1764, the price at which ITI common stock was sold in the Private Placement (as adjusted to $6.3528 after giving effect to the Merger).

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change-in-Control

Upon termination of employment without cause or a resignation for good reason, each as defined below, our named executive officers are entitled to receive severance payments. Severance for termination without cause or termination for good reason, each as defined below, for named executive officers is 12 months of base salary plus the pro rata portion of an amount equal to the bonus awarded to such named executive officer for the previous year, if any. In addition, each named executive officer is entitled to payment of 12 months of the portion of the premiums for medical insurance coverage under COBRA that we paid prior to such named executive officer’s termination. Payment of these severance benefits is conditioned on the named executive officer signing a general release in our favor.

The table below summarizes the potential payments and benefits to each of our named executive officers assuming a termination without cause or resignation for good reason had occurred as of December 31, 2013.

Name	Severance Payments(1)	Bonus Payments(2)	Post- Termination Benefits(3)	Total Benefits
Sharon Mates, Ph.D.	$611,900	$117,700	$16,638	$746,238
Lawrence J. Hineline	$257,500	$17,500	$16,638	$291,638
Allen A. Fienberg, Ph.D.	$257,900	$8,800	$16,638	$283,338

(1)	The severance agreements for our named executive officers are set forth in their respective employment agreements.
(2)	Reflects a pro rata portion of the named executive officer’s 2012 bonus based on the period from January 1, 2013 through December 31, 2013, which equals the full amount of the named executive officer’s 2012 bonus. However, the 2013 bonus had already been paid to such named executive officers prior to December 31, 2013 in the amounts set forth in the “Summary Compensation Table” above, so we would not have paid the amounts set forth in this column at December 31, 2013 in addition to the 2013 bonus payments already made.
(3)	Represents premiums that would be payable by us for continuation of the executive’s medical and dental insurance coverage, assuming a termination without cause or resignation for good reason had occurred as of December 31, 2013.

The table below summarizes the potential payments and benefits to each of our named executive officers assuming a termination following a change in control had occurred at December 31, 2013. Each of our named executive officers has agreed in writing that the Merger did not constitute a change in control under their respective employment agreements.

Name	Severance Payments(1)	Bonus Payments(1)(2)	Value of Additional Vested Option Awards(1)(3)	Post- Termination Benefits(1)(4)	Total Benefits
Sharon Mates, Ph.D.	$917,850	$117,700	$844,034	$24,957	$1,904,541
Lawrence J. Hineline	$386,250	$17,500	$168,817	$24,957	$597,524
Allen A. Fienberg, Ph.D.	$257,900	$8,800	$105,697	$16,638	$389,035

(1)

Each of our named executive officers, except for Dr. Fienberg, shall, if the executive’s employment is terminated for reasons other than death or disability within three months before or 12 months following a change of control, the executive terminates his or her employment for good reason during such period, or the executive terminates his or her employment for any reason within one month following a change of control, be entitled to (a) payment of 18 months of the executive’s then current base salary and the pro rata portion of an amount equal to the bonus the executive was awarded for the previous year, if any, and (b) payment by us of 18 months of the portion of the premiums for medical insurance coverage under COBRA that we paid prior to such executive’s termination. Such severance benefits following a change of control are payable on condition that the executive executes a general release in favor of us, returns all our property and complies with his or her post-termination obligations under his or her employment agreement, proprietary information, inventions, and non-competition agreement, and general release. Upon any such termination, Dr. Fienberg would be entitled to the same severance benefits that he otherwise would be entitled to receive without regard to a change of control as described above. In addition, in the event of a change of control, any unvested stock options or restricted stock awarded to Dr. Mates or Mr. Hineline will immediately vest and become exercisable and 75% of any unvested stock options or restricted stock awarded to Dr. Fienberg will immediately vest and become exercisable.
(2)	Reflects a pro rata portion of the named executive officer’s 2012 bonus based on the period from January 1, 2013 through December 31, 2013, which equals the full amount of the named executive officer’s 2012 bonus. However, the 2013 bonus had already been paid to such named executive officers prior to December 31, 2013 in the amounts set forth in the “Summary Compensation Table” above, so we would not have paid the amounts set forth in this column at December 31, 2013 in addition to the 2013 bonus payments already made.
(3)	This represents the intrinsic value of the number of option shares that would vest, assuming a change of control termination had occurred at December 31, 2013.
(4)	Represents premiums that would be payable by us for continuation of the executive’s medical and dental insurance coverage, assuming a change of control termination had occurred at December 31, 2013.

The table below summarizes the potential payments and benefits to each of our named executive officers assuming a change in control without termination had occurred at December 31, 2013.

Name	Severance Payments	Bonus Payments	Value of Additional Vested Option Awards(1)(2)	Post- Termination Benefits	Total Benefits
Sharon Mates, Ph.D.	N/A	N/A	$844,034	N/A	$844,034
Lawrence J. Hineline	N/A	N/A	$168,817	N/A	$168,817
Allen A. Fienberg, Ph.D.	N/A	N/A	$105,697	N/A	$105,697

(1)	In the event of a change of control, any unvested stock options or restricted stock awarded to Dr. Mates or Mr. Hineline will immediately vest and become exercisable and 75% of any unvested stock options or restricted stock awarded to Dr. Fienberg will immediately vest and become exercisable.
(2)	This represents the intrinsic value of the number of option shares that would vest, assuming a change of control without termination had occurred at December 31, 2013.

For purposes of severance payments, “good reason” is defined as an executive resigning after the occurrence of one of the following events without the executive’s written consent:

•	the assignment to the executive of any duties or responsibilities which result in the material diminution of the executive’s position;

•	a reduction by the Company in the executive’s annual base salary of 5% or greater with respect to Dr. Mates and Mr. Hineline, and of greater than 5% with respect to Dr. Fienberg;

•	a material change in the geographic location at which the executive is required to perform services; or

•	material breach by the Company of any material provision of the executive’s employment agreement.

The executive must provide us with written notice within 60 days after the occurrence of a good reason event, and we have 30 days to correct the event after receipt of the notice.

For purposes of severance payments, “cause” is defined as a termination by us after the occurrence of one of the following events:

•	a good faith finding by the Company that the executive has engaged in gross negligence or gross misconduct that is materially injurious to the Company;

•	the executive’s conviction of a felony or crime involving fraud or embezzlement of Company property;

•	the executive’s material breach of the executive’s employment agreement which, if curable, has not been cured by the executive within 60 days after he or she receives written notice from the Company stating with reasonable specificity the nature of the breach;

•	material breach of fiduciary duty; or

•	refusal to follow or implement a clear and reasonable directive of our board of directors as a whole (or an officer of the Company, in the case of Mr. Hineline and Dr. Fienberg), provided that such directive is ethical and legal and which, if curable, has not been cured by the executive within 60 days after he or she receives written notice from the Company stating with reasonable specificity the nature of such refusal.

For purposes of severance payments, the determination of “disability” will occur when the executive is unable due to a physical or mental condition to perform the essential functions of his or her position with or without reasonable accommodation for 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, or based on the written certification by a licensed physician of the likely continuation of such condition for such period.

For purposes of severance payments, a “change in control” means:

•	a sale, lease or other disposition of all or substantially all of the assets of the Company;

•	a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganization; or

•	any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of the Company’s outstanding voting power is transferred.

Notwithstanding the foregoing, a “change in control” will not be deemed to occur on account of the sale or acquisition of the Company’s capital stock by institutional investors or venture capital firms for the primary purpose of obtaining financing for the Company.

Additional Narrative Disclosure

We sponsor a defined contribution 401(k) plan covering all full-time employees. Participants may elect to contribute their annual pre-tax earnings up to the federally allowed maximum limits. We make a matching contribution of 50% on the first 6% of contributions made by participants. For the fiscal year ended December 31, 2013, we made matching contributions in the amount of $7,650 to the 401(k) plan for each of our named executive officers.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2013 to each of our directors, other than Dr. Mates who does not receive compensation for her service as a director.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Christopher Alafi, Ph.D.(3)	N/A	N/A	65,800	N/A	N/A	N/A	65,800
Richard Lerner, M.D.(4)	N/A	N/A	72,800	N/A	N/A	N/A	72,800
Joel S. Marcus(5)	N/A	N/A	72,800	N/A	N/A	N/A	72,800
Sir Michael Rawlins, M.D., FRCP, FMedSci(6)	N/A	N/A	60,480	N/A	N/A	N/A	60,480

(1)	Mr. Riggs and Mr. Van Nostrand were appointed to our board of directors in January 2014 and therefore did not receive any compensation for service on our board of directors during the fiscal year ended December 31, 2013. As of December 31, 2013, Mr. Riggs and Mr. Van Nostrand held no options to purchase shares of our common stock.
(2)	These amounts represent the aggregate grant date fair value for option awards granted to our named executive officers, computed in accordance with FASB ASC Topic 718. See Note 4 to our audited financial statements for the fiscal years ended December 31, 2012 and 2011 included in our Annual Report on Form 10-K for details as to the assumptions used to calculate the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K.
(3)	As of December 31, 2013, Dr. Alafi held 29,375 options to purchase shares of our common stock, none of which were vested.
(4)	As of December 31, 2013, Dr. Lerner held 105,000 options to purchase shares of our common stock, of which 78,750 options were vested.
(5)	As of December 31, 2013, Mr. Marcus held 110,000 options to purchase shares of our common stock, of which 83,750 options were vested.
(6)	As of December 31, 2013, Sir Michael held 27,000 options to purchase shares of our common stock, none of which were vested.

Director Compensation Policy

As compensation to our non-employee directors for the year ended December 31, 2013 and 2012, we granted options to purchase 20,000 shares, and 12,500 shares of our common stock, respectively, to each of our non-employee directors serving during such years. We granted any non-employee director who resigned from or joined the ITI board of directors during such years the pro rata portion of the annual option grant representing the portion of such year during which such non-employee director served. We intend to adopt a non-employee director compensation policy designed to ensure that the compensation aligns the directors’ interests with the long-term interests of the stockholders, that the structure of the compensation is simple, transparent and easy for stockholders to understand and that our directors are fairly compensated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	1,400,125	(1)	$1.98	837,390	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,400,125	(1)	$1.98	837,390	(2)

(1)	Consists of options outstanding under the 2003 Equity Incentive Plan at December 31, 2013. No options were outstanding under the 2013 Equity Incentive Plan at December 31, 2013.
(2)	Consists of 837,390 shares reserved under the 2013 Equity Incentive Plan as of December 31, 2013. Does not include (i) up to an additional 1,400,125 shares reserved under the 2013 Equity Incentive Plan solely after the cancellation or expiration of any unexercised stock options outstanding under the 2003 Equity Incentive Plan that we assumed in the Merger, subject to adjustment as provided in the plan, and (ii) an additional 800,000 shares of our common stock approved for reservation by our board of directors effective January 1, 2014 for issuance under the 2013 Equity Incentive Plan pursuant to the “evergreen” provision of the 2013 Equity Incentive Plan. The 2003 Equity Incentive Plan terminated by its terms in July 2013. As a result of such termination, no additional awards may be granted under the 2003 Equity Incentive Plan, but equity awards previously granted under the 2003 Equity Incentive Plan will remain outstanding and continue to be governed by the terms of the 2003 Equity Incentive Plan.

2003 Equity Incentive Plan

The ITI 2003 Equity Incentive Plan, as amended, was adopted by the board of directors of ITI in July 2003 and by the stockholders of ITI in September 2003. The 2003 Equity Incentive Plan was subsequently amended in January 2006, February 2010 and December 2012, and expired by its terms in July 2013. As a result of such expiration, no additional awards may be granted under the 2003 Equity Incentive Plan, but equity awards previously granted under the 2003 Equity Incentive Plan will remain outstanding and continue to be governed by the terms of the 2003 Equity Incentive Plan. In connection with the Merger, we assumed the options then outstanding under the 2003 Equity Incentive Plan, and immediately following the Merger on August 29, 2013, the only outstanding awards under the 2003 Equity Incentive Plan were options to purchase 1,462,380 shares of our common stock. The 2003 Equity Incentive Plan is administered by our board of directors.

If we are acquired, the surviving or acquiring company may assume or continue the outstanding options by substituting either (a) the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition or (b) shares of stock of the successor or acquiring company. If the surviving or acquiring company does not assume or continue the outstanding options, the outstanding options will be accelerated in full prior to the effective time of the acquisition and will terminate if not exercised at or prior to such effective time.

2013 Equity Incentive Plan

In August 2013, our board of directors approved the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan became effective on November 7, 2013. Unless sooner terminated by our board of directors or our stockholders, the 2013 Equity Incentive Plan will expire 10 years from its date of effectiveness. Under our 2013

Equity Incentive Plan, we may grant incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock awards to our employees, directors and consultants.

As of December 31, 2013, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2013 Equity Incentive Plan is 837,390 shares, plus up to an additional maximum of 1,400,125 shares which may be issued solely after the cancellation or expiration of any unexercised stock options that we assumed in the Merger. These numbers are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

In addition, the 2013 Equity Incentive Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the 2013 Equity Incentive Plan on January 1 of each year commencing on January 1, 2014 and ending upon expiration of the 2013 Equity Incentive Plan. Effective January 1, 2014, our board of directors approved for reservation an additional 800,000 shares of our common stock for issuance under the 2013 Equity Incentive Plan pursuant to the “evergreen” provision of the 2013 Equity Incentive Plan. In the future, the annual increase in the number of shares shall be equal to the lesser of:

•	800,000 shares of our common stock;

•	4% of the number of shares of our common stock outstanding as of such date; and

•	such lesser number of shares as determined by our board of directors prior to the applicable January 1st date.

Shares of our common stock to be issued under the 2013 Equity Incentive Plan may be authorized but unissued shares of our common stock or previously issued shares acquired by us. Any shares of our common stock underlying awards that otherwise expire, terminate, or are forfeited or reacquired by us will again be available for issuance under the 2013 Equity Incentive Plan.

The 2013 Equity Incentive Plan is administered by our compensation committee. Our compensation committee has full power and authority to determine the terms of awards granted pursuant to this plan, including:

•	which employees, directors and consultants shall be granted awards;

•	the type of award to be granted;

•	the terms and conditions of each award, including the schedule upon which the participant may exercise or otherwise receive common stock under the award; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2013 Equity Incentive Plan.

However, at such time as we may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, a maximum of 200,000 shares of our common stock subject to options, stock appreciation rights and other awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the award is granted may be granted to any one participant during any one calendar year.

Our board of directors may amend or discontinue the 2013 Equity Incentive Plan at any time and may amend any outstanding award. No such amendment may materially impair the rights under any outstanding award without the holder’s consent. Stockholder approval will be required for any amendment to the 2013 Equity Incentive Plan to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

If we are acquired, our board of directors will (i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as our board of directors in its sole discretion, may consider appropriate; and (iii) make a payment, in such form as may be determined by our board of directors equal to the excess, if any, of (A) the value of the property the holder would have received upon the exercise of the award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise. In addition in connection with such transaction, our board of directors may accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such transaction and may arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to an award.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the The NASDAQ Stock Market, has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the board of directors, which is available on our website at http://www.intracellulartherapies.com/investor-relations/corporate-governance.html. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2013, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended 2013 with management and Ernst & Young LLP, our independent registered public accounting firm;

•	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 16- Communications with Audit Committees; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the audit committee and the audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended 2013 for filing with the SEC.

Members of the ITI Audit Committee

Mr. Robert L. Van Nostrand, Chair

Sir Michael Rawlins, M.D., FRCP, FMedSci.

Mr. Rory B. Riggs

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2013 were met.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the director and executive officer compensation arrangements discussed above in “Executive Officer and Director Compensation,” since January 1, 2012, we have engaged in the following transactions in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders, had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

As described above, the following executive officers and directors held the following positions at ITI prior to the Merger:

•	Sharon Mates, Ph.D., our President, Chief Executive Officer and Chairman of our board of directors, was the President, Chief Executive Officer and Chairman of the board of directors of ITI prior to the Merger.

•	Lawrence J. Hineline, our Vice President of Finance, Chief Financial Officer and Secretary, was the Vice President of Finance, Chief Financial Officer and Secretary of ITI prior to the Merger.

•	Allen A. Fienberg, Ph.D., our Vice President of Business Development, was the Vice President of Business Development of ITI prior to the Merger.

•	Lawrence P. Wennogle, Ph.D., our Vice President, Drug Discovery, was the Vice President, Drug Discovery of ITI prior to the Merger.

•	Kimberly E. Vanover, Ph.D., our Vice President, Clinical Development, was the Vice President, Clinical Development of ITI prior to the Merger.

•	Our directors Christopher Alafi, Ph.D., Richard Lerner, M.D., Joel S. Marcus and Sir Michael Rawlins, M.D., FRCP, FMedSci were each directors of ITI prior to the Merger.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Christopher Alafi, Ph.D.	Dr. Alafi is a General Partner of Alafi Capital Company, LLC.

Joel S. Marcus	Mr. Marcus is co-founder, Chairman of the board of directors, Chief Executive Officer, President and a director of Alexandria Real Estate Equities, Inc., which is the managing member of Alexandria Equities, LLC , which was, until the consummation of our public offering in February 2014, one of our principal stockholders.

The directors of ITI were previously selected as directors of ITI in accordance with the terms of ITI’s then existing restated certificate of incorporation, which was no longer effective following the Merger, and ITI’s Second Amended and Restated Voting Agreement effective as of October 25, 2007, as amended, which was terminated immediately prior to the Effective Time of the Merger.

Convertible Promissory Notes Issued in 2012 and 2013

In October 2012, ITI entered into a convertible note purchase agreement with certain investors pursuant to which ITI issued convertible promissory notes having an aggregate principal amount of approximately $15.3 million, which were issued on October 25, 2012, November 14, 2012 and March 20, 2013. Certain of these convertible promissory notes were purchased by our principal stockholders and affiliates of our directors in the following amounts and on the following dates:

Name of Beneficial Owner(1)	Original Principal Amount of Convertible Notes	Issuance Date
Alafi Capital Company, LLC	$6,423,419	October 25, 2012
Alexandria Equities, LLC	$1,812,307	October 25, 2012
Sosland Family Trust B Partnership	$4,783,094	October 25, 2012
New Ventures I, LLC	$500,000	October 25, 2012

(1)	Does not include the convertible promissory note having a principal amount of $124,975 held by J.D.F. Holdings Ltd., in which Allen A. Fienberg, Ph.D., our Vice President of Business Development, holds a 20% ownership interest. Dr. Fienberg has no voting or investment control with respect to any of the securities owned by J.D.F. Holdings Ltd.

The convertible promissory notes were unsecured, accrued interest at the rate of 6% per year and had a maturity date of October 25, 2013. The convertible promissory notes converted into shares of ITI common stock in connection with the Private Placement discussed in “—Common Stock Issued in Private Placement in 2013” below. In addition, ITI paid $7,200 to the purchasers’ legal counsel for fees and expenses of purchasers’ legal counsel incurred in connection with the convertible promissory note financing.

Common Stock Issued in Private Placement in 2013

The following table summarizes ITI’s sales of its common stock on August 29, 2013 in the Private Placement to our officers, directors and beneficial owners of more than five percent of any class of our voting securities. The purchase price of $3.1764 per share (as adjusted to $6.3528 after giving effect to the Merger) was the fair market value as determined by arms-length negotiations between sophisticated investors and ITI’s management and board of directors. In addition, the holders of the convertible promissory notes issued to certain principal stockholders and an affiliate of one of our directors in 2012 elected to convert the aggregate principal amount plus accrued interest on all of ITI’s outstanding convertible promissory notes into shares of ITI common stock at the purchase price of $3.1764 per share (as adjusted to $6.3528 after giving effect to the Merger). ITI received no additional consideration from the conversion of the convertible promissory notes.

Name of Beneficial Owner(1)	Purchase Price of ITI Common Stock	Principal Plus Accrued Interest of Convertible Notes Through Date of Conversion	Shares of ITI Common Stock Issued(6)
Sharon Mates, Ph.D.(2)	$24,998	—	7,870
Joel S. Marcus and Barbara A. Marcus Family Trust(3)	$100,006	—	31,484
Alafi Capital Company, LLC	$4,747,498	$6,748,637	3,619,234
Moshe Alafi(4)	$100,006	—	31,484
Alexandria Equities, LLC	$1,339,462	$1,904,064	1,021,133
Entities affiliated with Fidelity Investments	$12,700,003	—	3,998,238
David N. Sosland Trust A	$900,004	—	283,341
Sosland Family Trust B Partnership	$400,006	$5,025,263	1,707,993
The Sosland Foundation	$2,235,128	—	703,667
Rory B. Riggs and New Ventures I, LLC(5)	$75,001	$549,171	196,503

(1)	Does not include 104,301 shares of ITI common stock issued to J.D.F Holdings Ltd., in which Allen A. Fienberg, Ph.D., our Vice President of Business Development, holds a 20% ownership interest. Dr. Fienberg has no voting or investment control with respect to any of the shares owned by J.D.F. Holdings Ltd.
(2)	Dr. Mates is our Chairman, President and Chief Executive Officer.
(3)	Mr. Marcus is one of our directors. Mr. Marcus may also be deemed to beneficially own the shares held by Alexandria Equities, LLC set forth in the table.
(4)	Moshe Alafi may also be deemed to beneficially own the shares held by Alafi Capital Company, LLC set forth in the table.
(5)	Mr. Riggs is one of our directors and may be deemed to beneficially own the shares held by New Ventures I, LLC.
(6)	Does not reflect the adjustment in the number of shares as a result of the Merger.

At the Effective Time of the Merger, on August 29, 2013, each share of ITI preferred stock and ITI common stock outstanding immediately prior to the Effective Time was exchanged for 0.5 shares of our common stock. The following table summarizes the exchange of the outstanding shares of ITI preferred stock and common stock at the Effective Time by our officers, directors and beneficial owners of more than five percent of any class of our voting securities.

Name of Beneficial Owner	Number of Shares of ITI Preferred Stock Held Immediately Prior to Exchange	Number of Shares of ITI Common Stock Held Immediately Prior to Exchange	Number of Shares of Company Common Stock Held Immediately Following Exchange
Sharon Mates, Ph.D.(1)	—	2,107,870	1,053,935
Lawrence J. Hineline(2)	—	100,000	50,000
Allen A. Fienberg, Ph.D.(3)	—	475,000	237,500
Lawrence P. Wennogle(4)	—	200,000	100,000
Christopher Alafi, Ph.D.(5)	1,007,505	0	503,753
Richard Lerner, M.D.(6)	—	75,000	37,500
Joel S. Marcus and Barbara A. Marcus Family Trust(7)	—	31,484	15,742
Rory B. Riggs and New Ventures I, LLC(8)	251,877	196,503	224,190
Alafi Capital Company, LLC	3,466,535	3,619,234	3,542,885
Moshe Alafi(9)	—	31,484	15,742
Alexandria Equities, LLC	1,546,579	1,021,133	1,283,856
Entities affiliated with Fidelity Investments	—	3,998,238	1,999,120
Paul Greengard, Ph.D.(10)	—	2,262,500	1,131,250
David N. Sosland Trust A	1,131,233	283,341	707,287
The Sosland Family Trust B Partnership	2,189,115	1,707,993	1,948,554
The Sosland Foundation	761,429	703,667	732,548

(1)	Dr. Mates is our Chairman, President and Chief Executive Officer.
(2)	Mr. Hineline is our Vice President of Finance, Chief Financial Officer and Secretary.
(3)	Dr. Fienberg is our Vice President of Business Development. Does not include: (i) 311,745 shares of ITI preferred stock and 104,301 shares of ITI common stock held by J.D.F. Holdings Ltd., in which Dr. Fienberg holds a 20% ownership interest; or (ii) 100,000 shares of ITI common stock held by two trusts for the benefit of members of Dr. Fienberg’s family, which were exchanged for an aggregate of 258,023 shares of our common stock at the Effective Time. Dr. Fienberg has no voting or investment control with respect to any of the shares owned by J.D.F. Holdings Ltd. or held in the trusts.
(4)	Dr. Wennogle is our Vice President, Drug Discovery.
(5)	Dr. Alafi is one of our directors. Consists of shares held by a trust for the benefit of members of Dr. Alafi’s family. Dr. Alafi may also be deemed to beneficially own the shares held by Alafi Capital Company, LLC set forth in the table. Does not include 1,007,550 shares of ITI preferred stock, which were exchanged for 503,776 shares of our common stock at the Effective Time, held by two other trusts for the benefit of members of Dr. Alafi’s family, as Dr. Alafi does not have voting or investment control over the shares held by those trusts.
(6)	Dr. Lerner is one of our directors. Consists of shares held by the Lerner Family Trust UAD 11/14/94, or the Lerner Family Trust. Dr. Lerner shares voting and investment control with respect to the shares held by the Lerner Family Trust.
(7)	Mr. Marcus is one of our directors. Mr. Marcus may also be deemed to beneficially own the shares held by Alexandria Equities, LLC set forth in the table.
(8)	Mr. Riggs is one of our directors. Consists of shares held by Mr. Riggs and shares held by New Ventures I, LLC of which Mr. Riggs is Managing Member.

(9)	Moshe Alafi may also be deemed to beneficially own the shares held by Alafi Capital Company, LLC set forth in the table.
(10)	Does not include 3,000,000 shares of ITI common stock, which were exchanged for 1,500,000 shares of our common stock at the Effective Time, held by six trusts for the benefit of members of Dr. Greengard’s family, as the trustee of these trusts, Ursula von Rydingsvard, who is Dr. Greengard’s spouse, has sole voting and investment control over the shares held by the trusts.

Assumption of Outstanding Stock Options in Merger

At the Effective Time, on August 29, 2013, we assumed all options to purchase ITI common stock then outstanding under the ITI 2003 Equity Incentive Plan, and such options became exercisable for an aggregate of 1,462,380 shares of Company common stock, subject to the vesting and other terms of such options. The vesting of such options was not accelerated as a result of the Merger. The following table provides the number of outstanding options and the weighted average exercise price of such options under the 2003 Equity Incentive Plan held by our officers, directors and beneficial owners of more than five percent of any class of our voting securities that we assumed from ITI in connection with the Merger, as adjusted for the exchange ratio in the Merger:

Name of Beneficial Owner	Number of Shares of the Company’s Common Stock Underlying Outstanding Options	Weighted Average Exercise Price Per Share
Sharon Mates, Ph.D.	387,500	$2.02
Lawrence J. Hineline	125,000	$1.54
Allen A. Fienberg, Ph.D.	122,500	$1.51
Lawrence P. Wennogle, Ph.D.	130,000	$1.34
Kimberly E. Vanover, Ph.D.	49,750	$2.38
Christopher Alafi, Ph.D.	29,375	$3.26
Richard Lerner, M.D.	105,000	$2.49
Joel S. Marcus	110,000	$2.42
Sir Michael Rawlins, M.D., FRCP, FMedSci	27,000	$3.26

The Redemption

Immediately following the Effective Time, pursuant to the terms of a Redemption Agreement dated August 29, 2013 by and among the Company and its then-current sole stockholder, we completed the closing of a redemption of 5,000,000 shares of Company common stock from our then-current sole stockholder in consideration of $60,000, plus professional costs related to the transaction that were approximately $20,000. The 5,000,000 shares constituted all of the issued and outstanding shares of the Company’s capital stock, on a fully-diluted basis, immediately prior to the Merger.

Participation in Our Public Offering

New Ventures I, LLC, of which Mr. Riggs, one of our directors, purchased 28,571 shares of common stock in our public offering which closed on February 5, 2014 at the public offering price of $17.50 per share. In addition, we believe entities affiliated with Fidelity Investments also purchased an aggregate of 1,550,000 shares of common stock in the offering at the public offering price.

Agreements with Stockholders

Termination of Existing Stockholder Agreements

In connection with ITI’s Series C preferred stock financing in 2007 and 2010, ITI entered into various stockholder agreements with the holders of its common stock and preferred stock relating to voting rights, information rights and registration rights, among other things. The stockholder agreements terminated immediately prior to the Effective Time of the Merger. Parties to the existing registration rights agreement, however, as well as our directors and executive officers and all of our other stockholders, were provided with an opportunity to become parties to the registration rights agreement that ITI entered into in connection with the Private Placement, as discussed below under “—Registration Rights Agreement.”

Registration Rights Agreement

At the closing of the Private Placement, ITI entered into a registration rights agreement with the investors in the Private Placement and also the existing stockholders of ITI who agreed to become parties to certain provisions of the agreement or who choose to become parties in the future, which covers substantially all of our outstanding shares of common stock as of December 31, 2013. We assumed the registration rights agreement in connection with the Merger. Pursuant to the registration rights agreement and subject to the rules and regulations of the SEC, we have agreed to file a shelf registration statement covering the resale of the shares of our common stock held by the investors in the Private Placement and the shares of our common stock held by the former stockholders of ITI who are parties to the agreement. We were required to file the shelf registration statement within 45 days of the date of the registration rights agreement (October 13, 2013), which we filed on September 18, 2013 and which was declared effective on December 18, 2013.

We will be liable to each investor in the Private Placement (but not to the former stockholders of ITI who are parties to the agreement) for liquidated damages, on a 30-day basis, equal to 1.0% of the aggregate purchase price paid by the investor for the registrable shares of our common stock then held by the investor, subject to an overall cap of 5%, (i) if we suspend (subject to limited blackout periods described below) or terminate the registration statement prior to the earlier of December 18, 2016 and the date on which all of the registrable shares cease to be registrable shares, or (ii) in the event one or more suspensions of the effectiveness of the registration statement exceeds 60 days in the aggregate during any 12-month period. We will be permitted to suspend the registration statement one or more times during any 12-month period provided such suspensions do not exceed 30 consecutive days or 60 days in the aggregate in any 12-month period. Any suspension associated with our filing of an annual, periodic or current report, as required by the Exchange Act, will be permitted and will not be counted against the 60 day limitation. Expenses with respect to the filing and effectiveness of such registration statement (but not selling expenses, or underwriter or agent compensation) will be paid by us, including expenses of one counsel for the selling stockholders.

Lock-up Provisions in Registration Rights Agreement

One of the provisions of the registration rights agreement that was applicable to the former stockholders of ITI who are parties to the agreement (other than the investors in the Private Placement), who hold an aggregate of approximately 12,607,110 shares of common stock, is a lock-up provision pursuant to which these stockholders agreed, subject to specified exceptions, not to sell, transfer, dispose of, contract to sell, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, without the written consent of Leerink Partners LLC, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock prior to April 30, 2014. These lock-up provisions did not apply to, among other things, shares of common stock acquired in connection with any follow-on securities offerings by us or in open market transactions, or upon the exercise of stock options granted pursuant to our equity incentive plans, so long as the shares acquired upon exercise remain subject to the lock-up provisions in the agreement, or certain gifts and other transfers for estate-planning purposes or by stockholders who are entities to their limited partners, members or stockholders, as specified in the agreement. In the event that a former stockholder of ITI was also an investor in the Private Placement, then these lock-up provisions in the agreement only applied with respect to the shares held by such stockholder that were not purchased in the Private Placement. These lock-up provisions expired on April 30, 2014 pursuant to their terms.

Lock-up Agreements

We and each of our directors and executive officers and certain stockholders, who collectively own 16,437,038 shares of our common stock, agreed in connection with our public offering of shares of common stock which closed on February 5, 2014, that, without the prior written consent of Leerink Partners LLC and Cowen and Company, LLC, on behalf of the underwriters, we and our directors and executive officers and certain stockholders would not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock prior to April 30, 2014, subject to extension as provided in the lock-up agreement. The lock-up agreement also contained certain exceptions for, among other things, certain transfers as gifts; transfers by stockholders who are entities to their limited or general partners, members, stockholders or affiliates, as specified in the agreement; transfers to immediate family members or other transfers for estate-planning purposes; dispositions of shares acquired in open market transactions after the completion of the public offering; dispositions of shares acquired in the Private Placement; and the establishment of trading plans pursuant to Rule 10b5-1 under the Exchange Act. These lock-up agreements expired on April 30, 2014 pursuant to their terms.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, as a condition to the Merger, we also entered into an indemnity agreement with the former sole officer and director of the Company pursuant to which we agreed to indemnify him for actions taken by him in his official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

As a condition to the Merger, we entered into an Indemnity Agreement with our former sole officer and director pursuant to which we agreed to indemnify such former officer and director for actions taken by him in his official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

Lease Agreement

On March 31, 2014, we entered into a long-term lease with ARE-East River Science Park LLC for approximately 12,000 square feet of useable laboratory and office space located at 430 East 29th Street, New York, New York 10016, which we expect to occupy as our headquarters on or about February 2015. The cost for rent and maintenance of common areas will initially be approximately $1.3 million per year, with base rent subject to annual increases of 3%. The lease has a term of five years. Joel S. Marcus, one of our directors, is co-founder, Chairman of the board of directors, Chief Executive Officer, President and a director of Alexandria Real Estate Equities, Inc., which is the parent company to the landlord under the lease.

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction will be entered into prior to the completion of these procedures.

The audit committee or its chair, as the case may be, will approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

PROPOSAL 1

Election of Two Class 1 Directors to Hold Office until the 2017 Annual Meeting

On March 21, 2014, our board of directors nominated Richard Lerner, M.D. and Sir Michael Rawlins, M.D., FRCP, FMedSci for election at the annual meeting. The board of directors currently consists of seven members, classified into three classes as follows: (1) Richard Lerner, M.D. and Sir Michael Rawlins, M.D., FRCP, FMedSci constitute a class with a term ending at the 2014 annual meeting; (2) Christopher Alafi, Ph.D. and Joel S. Marcus constitute a class with a term ending at the 2015 annual meeting; and (3) Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand constitute a class with a term ending at the 2016 annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The board of directors has voted to nominate Richard Lerner, M.D. and Sir Michael Rawlins, M.D., FRCP, FMedSci for election at the annual meeting for a term of three years to serve until the 2017 Annual Meeting of Stockholders, and until their respective successors are elected and qualified. The Class 2 directors (Christopher Alafi, Ph.D. and Joel S. Marcus) and the Class 3 directors (Sharon Mates, Ph.D., Rory B. Riggs and Robert L. Van Nostrand) will serve until the annual meetings of stockholders to be held in 2015 and 2016, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Richard Lerner, M.D. and Sir Michael Rawlins, M.D., FRCP, FMedSci. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted “For” each nominee at the annual meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF RICHARD LERNER, M.D. AND SIR MICHAEL RAWLINS, M.D., FRCP, FMEDSCI AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2014. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2013. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint Ernst & Young LLP, the audit committee reviewed auditor independence issues and existing commercial relationships with Ernst & Young LLP and concluded that Ernst & Young LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2014.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by Ernst & Young LLP during that period.

	2013	2012
Audit Fees(1)	$483,000	$87,761
Audit-Related Fees(2)	190,000	—
Tax Fees(2)	30,250	45,470
All Other Fees	—	—
Total	$703,250	$133,231

(1)	Audit fees consisted of audit work performed in the preparation of financial statements and services in connection with our periodic and current SEC filings and registration statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.
(2)	Audit-related fees consist of fees related to the filing of our Current Report on Form 8-K on September 5, 2013 and amendments thereto on October 15, 2013 and October 31, 2013 in connection with the Merger.
(3)	Tax fees consist principally of assistance with matters related to federal, state, local and foreign tax consulting, compliance and reporting as well as tax compliance and reporting.

Prior to our application for listing on the NASDAQ Global Select Market in January 2014, we did not have a separate audit committee, and our full board of directors served in that function.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging our independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at http://www.intracellulartherapies.com/investor-relations/corporate-governance.html. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2015 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than January 23, 2015. To be considered for presentation at the 2015 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than March 2, 2015 and no later than April 1, 2015. Proposals that are not received in a timely manner will not be voted on at the 2015 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, Intra-Cellular Therapies, Inc., 3960 Broadway, New York, New York 10032.

New York, New York

May 23, 2014

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 29, 2014.
Vote by Internet
• Go to www.envisionreports.com/ITCI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Richard Lerner, M.D.	☐	☐	02 - Sir Michael Rawlins, M.D., FRCP, FMedSci	☐	☐

	For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2014 Annual Meeting Admission Ticket

2014 Annual Meeting of

Intra-Cellular Therapies, Inc. Stockholders

Monday, June 30, 2014, 2:00 P.M. Local Time

Apella TM

450 East 29th Street, New York, NY 10016

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Intra-Cellular Therapies, Inc.

Notice of 2014 Annual Meeting of Stockholders

To be held at Apella TM, 450 East 29th Street, New York, NY

Proxy Solicited by Board of Directors for Annual Meeting — June 30, 2014

Sharon Mates, Ph. D. and Lawrence J. Hineline, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intra-Cellular Therapies, Inc. to be held on June 30, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Directors in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)